                    [letterhead of Boatmen's National Bank]


                                       January 17, 1997


Mr. Alan C. Henderson
Executive Vice President, Chief Financial Officer
RehabCare Group, Inc.
7733 Forsyth Boulevard
Suite 1700
St. Louis, MO 63105

RE: Senior Debt Financing

Dear Alan:

RehabCare Group, Inc. ("RehabCare") has requested a senior credit facility (the "Requested Facility") in the aggregate principal amount of $45.0 million (the "Aggregate Commitment") to provide funds for (i) working capital, (ii) payment of expenses in connection with the Requested Facilities, (iii) refinancing certain indebtedness, (iv) acquisitions, (v) financing of the buy back of stock, and (vi) general corporate purposes.

The Boatmen's National Bank of St. Louis ("Boatmen's") is pleased to issue its commitment (the "Commitment") to underwrite the Requested Facility on the essential terms and conditions set forth in the Term Sheet and Fee Letter, attached hereto, and the letter sent to you by NationsBanc Capital Markets, Inc. dated December 10, 1996 as subsequently revised (the "Syndication Letter") which is incorporated herein by reference and subject to the conditions herein and the preparation, execution and delivery of a mutually acceptable credit agreement and other loan documents (collectively the "Loan Documents"), incorporating any other terms and conditions which are customary for facilities similar to the Requested Facility.

Upon signing this Commitment Letter, RehabCare agrees to reimburse Boatmen's for any reasonable legal, outside advisory and other out-of-pocket costs and expenses incurred by it in connection therewith, whether or not the transaction is consummated. RehabCare will also not disclose the contents of this letter or the enclosed Term Sheet or Fee Letter or the Syndication Letter to anyone other than your employees and legal and financial advisors who have a need to know about them (except that Mercantile Bank of St. Louis shall have access to the Term Sheet).

Please indicate your acceptance of this Commitment Letter, in the space indicated below and return a copy of this Commitment Letter and Fee Letter so executed to Boatmen's. Boatmen's Commitment will expire at 5 p.m.
(St. Louis time) on January 21, 1997, unless on or prior to such time Boatmen's has received a copy of this Commitment Letter executed by Borrower, a copy of the Fee Letter executed by Borrower, and payment of the initial portion of the Upfront Fee as described in paragraph 1(a) of the Fee Letter. Notwithstanding timely acceptance of Boatmen's Commitment by Borrower as provided above, Boatmen's Commitment will automatically terminate unless definitive Loan Documents are executed on or before March 15, 1997.


Sincerely,


/s/ Paul M. Porter
Paul M. Porter
Vice President
The Boatmen's National Bank of St. Louis


Accepted and Agreed:


By:   /s/ Alan C. Henderson
   -------------------------------

Name:   Alan C. Henderson
     -----------------------------

Title:   EVP
      ----------------------------

                                  TERM SHEET
================================================================================

Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Proposal to which this Term Sheet is attached, and if not defined therein, the meanings that will be defined in the Loan Agreement.

BORROWER:               RehabCare Group, Inc.
---------

GUARANTOR:              All existing and subsequently formed subsidiaries.
----------

ADMINISTRATIVE          The Boatmen's National Bank of St. Louis ("Boatmen's")
--------------
AGENT:
------

SYNDICATION AGENT:      NationsBanc Capital Markets, Inc. ("NCMI") (together
------------------      with Boatmen's, the "Agents")

LENDERS:                A group of lenders to be determined as described in the
--------                Proposal (collectively, together with Boatmen's in its
                        capacity as a lender, the "Lenders").

AMOUNT:                 Up to $45 million (the "Aggregate Commitment") to be
-------                 comprised of, (i) a Revolving Credit Facility, and (ii)
                        a Term Loan Facility (together the "Facilities") as described below.

FACILITIES:
-----------

REVOLVING CREDIT
----------------
FACILITY:
---------

PURPOSE:                To provide funds for (i) working capital, (ii) for the
--------                payment of expenses incurred in connection with the
                        Facilities, (iii) refinancing certain existing indebtedness, (iv) acquisitions, and (v) general corporate purposes.

AMOUNT:                 $20,000,000 (subject to a Borrowing Base, as described
-------                 below) from which the Borrower may borrow, repay and
                        reborrow in separate Loans.

MATURITY:               Five years from closing.
---------

AMORTIZATION:           Commitment is reduced by mandatory prepayments (see
-------------           below), otherwise commitment reduces to zero at
                        Maturity.

BORROWING BASE:         The aggregate of direct borrowings under the Revolving
---------------         Credit Facility shall not exceed the lesser of: (1) a
                        borrowing base comprised of 85% of Eligible Accounts
                        Receivable or (2) the Revolving Commitment. Eligibility
                        requirements will be similar to those currently outlined
                        in the existing Boatmen's credit agreement.
================================================================================

                                   TERM SHEET
================================================================================

TERM LOAN:
----------

PURPOSE:                To provide funds for (i) the financing of the stock
--------                buyback, (ii) for the payment of expenses incurred in
                        connection with the Facilities, (iii) refinancing certain existing indebtedness, (iv) acquisitions and
                        (v) general corporate purposes.

AMOUNT:                 $25,000,000
-------

MATURITY:               Five years from closing.
---------

TERM LOAN AMORTIZATION: Amortization of the Term Loan will begin March 31, ----------------------- 1997 and will consist of payments made on the last day of each calendar quarter following closing in the amounts shown below:

                                  DATE                     PAYMENT ($)
                                  ----                     -----------
                              March 31, 1997                  750,000
                              June 30, 1997                   750,000
                            September 30, 1997                750,000
                             December 31, 1997                750,000
                              March 31, 1998                1,000,000
                              June 30, 1998                 1,000,000
                            September 30, 1998              1,000,000
                             December 31, 1998              1,000,000
                              March 31, 1999                1,250,000
                              June 30, 1999                 1,250,000
                            September 30, 1999              1,250,000
                             December 31, 1999              1,250,000
                              March 31, 2000                1,500,000
                              June 30, 2000                 1,500,000
                            September 30, 2000              1,500,000
                             December 31, 2000              1,500,000
                              March 31, 2001                1,750,000
                              June 30, 2001                 1,750,000
                            September 30, 2001              1,750,000
                                 Maturity                    Balance

MANDATORY PREPAYMENTS: In addition to scheduled amortization, the Borrower ---------------------- will be required to reduce the Facilities using the proceeds of the following: (1) 100% of the net cash proceeds of the disposition of any assets in excess of $100,000 in any fiscal year, other than inventory in the ordinary course of business and rolling over of
                        cash management investments. For assets that are sold and are investments that may appreciate in value, the mandatory prepayment shall apply only to the basis portion of the investment, and then only if the basis exceeds $100,000; (2) 100% of the net cash proceeds of any issuance of subordinated debt
================================================================================

                                   TERM SHEET
================================================================================

                        (other than subordinated debt issued to the owner of a company to be acquired by RehabCare as part of an acquisition permitted under the Credit Agreement) subsequent to Closing; and (3) 100% of the net cash proceeds of any issuance of equity securities in excess of $1,000,000 subsequent to Closing. If the proceeds referenced in item (3) above are from a stock option exercise, and exceed $1,000,000 then 50% of the net cash proceeds will be applied to the Term Loan. Mandatory prepayments will be applied to reduce all remaining scheduled payments of the Term Loan in inverse order of maturity, then to reduction of the Revolving Credit Commitment.

SYNDICATION
-----------
MANAGEMENT:             NCMI will manage all aspects of the syndication,
-----------             including but not limited to the timing of offers to
                        potential Lenders, the amounts offered to potential
                        Lenders, the acceptance of Commitments from Lenders, the allocation of Commitments and the compensation provided.

DOCUMENTATION:          The Facilities will be evidenced by a Loan Agreement
--------------          and other Loan Documents satisfactory to Agents and
                        the Lenders.

INTEREST RATE:          Interest on the Term Loan and Revolving Credit Facility
--------------          shall be equal to (at the Borrower's option) CBR plus
                        a certain amount of LIBOR plus a certain amount, based on a ratio of Total Funded Debt/EBITDA, as follows:

          TOTAL                         CBR             LIBOR          LEVEL
          -----                         ---             -----          -----
       DEBT/EBITDA                   SPREAD (%)       SPREAD (%)
       -----------                   ----------       ----------
  greater than or equal to 2.5           0.0             2.00           IV

2.0 greater than or equal to 2.5         0.0             1.75           III

1.5 greater than or equal to 2.0         0.0             1.50           II

         less than 1.5                   0.0             1.25            I

                        Each Loan may bear interest at either the CBR based interest rate or the LIBOR based interest rate, as Borrower selects. For all Loans that bear interest at the LIBOR based rate, Borrower must select an Interest Period of one, two, three or six months during which the LIBOR based interest rate will be applicable. The Lenders will have the option (but not the obligation) to provide a twelve month Interest Period if requested by Borrower. Each Loan may be converted from one type to another, except that a Loan that bears interest at the LIBOR based rate may only be converted at the end of its Interest Period. There may be only ten separate Loans outstanding at any one time that are accruing interest at different rates or which have different Interest Periods.

================================================================================

                                 TERM SHEET
==============================================================================

                        "CBR" means the corporate base rate of interest established by Boatmen's from time to time, changing when and as the corporate base rate changes. The corporate base rate is not necessarily the lowest rate charged by any Lender to its customers.

                        "LIBOR" means the rate at which Dollar deposits approximately equal in amount to the Loan for the applicable Interest Period are offered or available in the London Interbank Market for Eurodollars, as adjusted for maximum statutory reserves.

                        Interest on each CBR Loan shall be payable monthly in arrears. In the case of a Loan accruing interest based on LIBOR interest shall be paid at the end of the Interest Period, except that, in the case of such Loans with Interest Periods longer than three months, interest is also payable at the end of each calendar quarter. Interest is also payable upon any prepayment, and at Maturity. Interest and fees will be computed for actual days elapsed on a 360-day basis.

                        The spread shown above shall be calculated and applied within 3 business days after the calculation of the new ratio of Total Debt to EBITDA, such calculation shall occur with receipt of the monthly financial statements of Borrower for the last month on each fiscal quarter.

                        The spread shown above shall also be calculated and applied with the funding of any transaction that needs Required Lenders approval.

DEFAULT INTEREST
----------------
RATE:                   After the occurrence of an Event of Default, the
-----                   interest rate on all the Loans shall be increased by
                        2.00% per annum. The default rate shall be in effect until such Event of Default is waived or cured.

COMMITMENT FEE:         A per annum fee paid on the unused portion of the
--------------          Aggregate Commitment, payable quarterly in arrears and
                        on the termination of the facilities in an amount, based on a ratio of Total Debt to EBITDA, as shown below:

                            TOTAL DEBT/EBITDA         COMMITMENT FEE      LEVEL
                            -----------------         --------------      -----
                        greater than or equal to 2.5       .50%            IV
                      2.0 greater than or equal to 2.5     .40%            III
                      1.5 greater than or equal to 2.0     .35%            II
                              less than 1.5                .30%             I




==============================================================================

                                 TERM SHEET
==============================================================================


INTEREST RATE
-------------
PROTECTION:             Borrower shall be required, within 60 days of closing,
-----------             to acquire interest rate protection, either in the form
                        of an interest rate cap, interest rate swap or fixed rate LIBOR (for sufficient period), covering at least
                        $12.5 million of the senior debt during calendar 1997, $9.0 million during calendar 1998 and $5.0 million during calendar 1999.

LETTER OF CREDIT
----------------
FEES:                   Letter of credit fees are due quarterly in advance,
-----                   to be shared proportionately by the Lenders. Fees will
                        be equal to the applicable LIBOR spread. With the issuance of any new Letters of Credit, Borrower shall pay to Letter of Credit Issuer a fronting fee equal to .25% of the face amount of the Letter of Credit.

PERMITTED
---------
ACQUISITIONS:           Borrower shall be permitted to draw on the Revolving
-------------           Credit Facilities to make certain acquisitions. If (i)
                        senior debt required for the acquisition (including expenses and payments made after the closing) exceeds
                        $10.0 million or (ii) total consideration for the acquisition (including expenses and payments made after closing) exceeds $17.0 million or (iii) the ratio of total senior debt to proforma EBITDA for the trailing
                        12 months (assuming the target was part of the Borrower for the trailing 12 month period) exceeds
                        2.5x, then Borrower must obtain approval of the transaction from the Required Lenders. If none of the above three items applies, no approval is required. No acquisition may be made unless simultaneously with the closing thereof, Boatmen's (on behalf of Lenders) shall have a first priority lien on substantially all of the assets of the acquired company, and if such acquisition results in a subsidiary, Boatmen's (on behalf of Lenders) shall have a pledge of the subsidiary's stock.

COLLATERAL:             The Facilities will be secured by first priority, senior
-----------             security interests in and lien upon all of the
                        Borrower's and subsidiaries' real and personal property of every type and description including any property acquired through acquisitions, whether now owned or hereafter acquired and wherever located, and the stock of all subsidiaries of RehabCare Group, Inc.

                        The foregoing security shall ratably secure the Senior Credit Facilities and any interest rate swap/foreign currency swap or similar agreements with a Lender under the Facilities.


==============================================================================

                                 TERM SHEET
==============================================================================

INFORMATION:            The Borrower shall provide such information (for
-----------             RahabCare Group, Inc. and its subsidiaries) regarding
                        financial condition, income and loss, cash flows, and properties, and in such format, as is reasonably requested by Agents.

YIELD PROTECTION:       The Loan Agreement shall include customary provisions
-----------------       relating to yield protection, availability of funding,
                        and capital adequacy.

CONDITIONS OF
-------------
LENDING:                The Loan Documents shall be in form and substance
--------                acceptable to Lenders. The Loan Agreement shall include,
                        without limitation conditions precedent, representations and warranties, covenants, events of default, indemnifications and other provisions customary for transactions of this type.

COVENANTS:              The Loan Documents will contain customary covenants
----------              for facilities of this type, including but not limited
                        to each of the following:

                        AFFIRMATIVE COVENANTS:
                        ----------------------

                        1.    Permitted use of Loan proceeds.
                        2.    Maintenance of corporate existence.
                        3.    Maintenance of Collateral.
                        4.    Required Insurance.
                        5.    Payment of Taxes.
                        6. Compliance with Laws, including environmental, ERISA, Employment, and other.
                        7.    Maintenance of Lenders' Security Interests.
                        8. Providing complete and accurate financial statements and other financial information, including financial projections and pro forma financial statements, Accounts Receivable aging reports and reconciliations.
                        9. Lenders having access to Borrower and their officers and auditors, for audit purposes.
                        10. Provide Borrowing Base Certificates and Compliance Certificates.

                        NEGATIVE COVENANTS:
                        -------------------

                        1.    Restrictions on Investments.
                        2.    Limitations on Indebtedness.
                        3. Limitations on prepayments of Indebtedness owed to other Persons.
                        4.    Limitations on Indirect Obligations.
                        5.    Restrictions on Security Interests.
                        6.    Restrictions on Acquisitions.
==============================================================================

                                 TERM SHEET
==============================================================================

                        7.    Restrictions on Disposal of Property.
                        8.    Restrictions on Distributions.
                        9.    Change of Control.
                        10. Restrictions on changes in capital structure and issuance of equity securities.
                        11. Limitation on transactions with Affiliates to arms-length transactions.
                        12. Prohibitions against default under other agreements and entering into conflicting agreements.
                        13.   Limitations on creating or acquiring new
                              Subsidiaries.

FINANCIAL               The Loan Documents will contain customary financial
---------               covenants for facilities of this type, including but
COVENANTS:              not limited to the following (see Attachment A for
----------              covenants):

                        1.    Minimum Interest Coverage.
                        2.    Minimum Operating Cash Flow.
                        3.    Minimum Net Worth.
                        4.    Maximum Leverage.
                        5.    Minimum Fixed Charge Coverage Ratio.
                        6.    Limitation on Operating Leases.
                        7.    Capital expenditures maximum.
                        8.    Limitation on the payment of cash dividends.

EVENTS OF DEFAULT:      The Loan Documents will contain customary Events of
------------------      Default, for facilities of this type, including but
                        not limited to each of the following:

                        1. Non-payment of any Loan Obligations, including but not limited to principal, interest or fees.
                        2.    Failure to pay material amounts owed to other
                              Persons.
                        3.    Misrepresentation in any material respect.
                        4. Breach or non-performance of any covenant or obligation under any Loan Document.
                        5. Default on or acceleration of any other Indebtedness in an amount to be negotiated.
                        6. Insolvency; failure to pay debts as they become due; commencement of voluntary or involuntary bankruptcy or similar proceeding; assignment for the benefit of creditors.
                        7.    ERISA violations.
                        8.    Environmental violations.
                        9.    Judgment default in an amount to be negotiated.
                        10.   Attachment of assets in an amount to be
                              negotiated.
                        11.   Unenforceability of any Loan Document.
                        12.   Liquidation or Dissolution.
==============================================================================

                                   TERM SHEET
===============================================================================

                        13.   Seizure of Assets.
                        14.   Racketeering proceeding.
                        15.   Failure of any Security Interest.
                        16.   Material Adverse Change in Borrower's condition.
                        17. Cross-default to occurrence of a default (whether or not resulting in acceleration) under any other agreement governing indebtedness of the Borrower that is not cured or waived within the applicable cure period.

REPRESENTATIONS &
-----------------
WARRANTIES:             The Loan Documents will contain representations and
-----------             warranties customary for credit facilities of this type,
                        including but not limited to representations and warranties regarding or to the effect of each of the following:

                        1.  Corporate existence.
                        2. Authorization, binding effect and absence of conflicts with Charter Documents, Material Agreements and judgments, decrees and orders.
                        3. Possession of material permits, licenses and other intangibles necessary to conduct business.
                        4. Absence of material adverse litigation, other proceedings or judgments except as disclosed prior to execution of the Loan Agreement.
                        5.  Absence of material adverse change in financial
                            condition, business, affairs or properties.
                        6.  Fair presentation of financial statements.
                        7.  Payment of taxes.
                        8.  Compliance with Environmental Laws.
                        9. Compliance with all Material Laws and Material Agreements.
                        10. Compliance with all applicable requirements of
                            Regulations U, G, T and X of the Board of
                            Governors of the Federal Reserve System.
                        11. ERISA compliance.
                        12. Priority of Lenders' Security Interests.
                        13. Absence of Default or Event of Default.

CONDITIONS
----------
PRECEDENT               Usual conditions to each advance (including the
---------               initial advance) of each loan, including, without
APPLICABLE TO ALL       limitation, those set forth below:
-----------------
LOANS:                  1.  Closing.  Closing shall occur no later than
------                      --------
                        March 15, 1997 unless extended by Agents, subject to all closing conditions being met.

                        2.  Litigation.  There is no pending litigation
                            -----------
                        seeking to prohibit the making of the Loans or
                        which, if adversely determined, would have a
===============================================================================

                                   TERM SHEET
===============================================================================

                        Material Adverse Effect on Borrower or Guarantors.

                        3.  Material Adverse Change.  No Material Adverse
                            ------------------------
                        Change in the business condition (financial or otherwise) of the Borrower as reflected the last audited statements of RehabCare Group, Inc. dated February 29, 1996 and the last unaudited statements dated August 31, 1996, both of which were previously delivered to the Agents.

                        4.  Ownership Structure, Structure of the Facilities.
                            -------------------------------------------------
                        For the initial advance only, the ownership structure of the Borrower shall be satisfactory to the Lenders, and the Lenders must be satisfied the proposed structure of the Facilities will not subject the Lenders to unacceptable risks including, without limitation, fraudulent conveyance risks.

                        5.  Financial Statements.  Agents shall have received
                            ---------------------
                        (i) pro forma opening financial statements giving
                            ---------
                        effect to the transaction, which must not be
                        materially less favorable, in the Agents' judgment, than the projections previously provided to them and which must demonstrate, in Agents' judgment, together with all other information then available to the Agents, that the Borrower and its subsidiaries can repay their debts and satisfy their respective other obligations as and when due, and can comply with each of the financial covenants contained in the
                        Loan Agreement acceptable to the Agents, and (ii) such information as the Agents and the Lenders may reasonably request to confirm the tax, legal
                        and business assumptions made in such pro forma
                                                              ---------
                        financial statements, and (iii) the prior three year audit reports and any quarterly reports, all of which must be satisfactory to the Agents.

                        6.  Legal.  All legal (including tax implications)
                            ------
                        and regulatory matters shall be satisfactory to the Agents. Borrower shall furnish satisfactory opinions of the law to the Lenders regarding such matters.

                        7.  Regulations.  Compliance with all applicable
                            ------------
                        requirements of Regulations U, G, T and X of the Board of Governors of the Federal Reserve System.

                        8.  Customary Documents.  Receipt of other customary
                            --------------------
                        closing documentation, including, without limitation, satisfactory evidence that Administrative Agent (on behalf of Lenders) holds a perfected first priority lien in all collateral for the Facilities and solvency certificates from the Borrower, acceptable to the Administrative Agent.

                        9.  Due Diligence.  Satisfactory results of due
                            --------------
                        diligence investigations of Borrower (which includes RehabCare Group, Inc. and all their
================================================================================

                                   TERM SHEET
===============================================================================

                        subsidiaries) including, without limitation, review of proposed structure, contingent liabilities and contractual obligations, and all financial, accounting and tax aspects.

                        10.  No Event of Default.  Borrower and its
                             --------------------
                        subsidiaries are in compliance with all existing financial obligations.

                        11.  Disruption in the Capital Markets.  The absence
                             ----------------------------------
                        of any disruption or adverse change in the financial or capital markets generally which the Agents, in their sole reasonable discretion, deems material in connection with the syndication of the Facilities.

ASSIGNMENTS AND
---------------
PARTICIPATIONS:         The Agents may, in their absolute discretion, sell
---------------         participations and assign interests in the Loans and
                        Commitments and disclose information to prospective participants and assignees and share, at its option, any fees with such participants and assignees.

COSTS AND EXPENSES:     Upon signing the Commitment Letter, Borrower shall
-------------------     be responsible and pay all reasonable costs and
                        expenses incurred by Agents in their due diligence review and in the preparation of Loan Documents
                        (including without limitation, this Term Sheet and the accompanying Fee Letter, or other letter), closing, administration and enforcement of the transactions (regardless of whether or not the Facilities are closed) contemplated hereby, including but not limited to: (a) recording and filing fees and legal fees and expenses, (b) title and other insurance premiums, (c) survey fees, (d) all taxes due and payable at the time of closing,
                        (e) appraisal, environmental and other report fees,
                        (f) all reasonable attorneys fees and expenses including Agents' loan audits.

                        Boatmen's may (but does not have the obligation to) incurr some expenses prior to signing the Commitment Letter. The Borrower will be responsible for such expenses upon signing the Commitment Letter.

OTHER:                  The Loan Documents will be governed by the laws of the
------                  State of Missouri except with respect to the
                        attachment, priority, and enforcement of liens and security interests on Collateral located in states other than Missouri, in which case the law of such states will apply. This term sheet is intended as an outline only and does not purport to be a complete list of all the conditions, covenants, representations, warranties and other provisions which will be contained in the definitive legal documentation for the financing contemplated hereby.

===============================================================================

RehabCare               Attachment A
Covenants
Stock Repurchase

Capex
                                                  Max
                            Period               Capex
                        ----------------         ---------
Capital Expenditures    Calendar 1997            $3.0 MM
and Deferred contract   Calendar 1998            $3.5 MM
costs                   Calendar 1999 and after  $3.8 MM

Min. EBITDA

                                                  Min.
                           Period                EBITDA
                        --------------           -------
                        TTM from 3/31/97
                        to 6/30/98               $15.3MM
                        9/30/98 to 12/31/98      $16.0MM
                        3/31/99 to 6/30/99       $17.0MM
                        9/30/99 and after        $18.0MM

Fixed Charge Coverage
                                                  Min.
                           Period                Ratio
                        ----------------         -------
                        TTM from 3/31/97
                        and after                1.25

Indebtedness to Operating Cash Flow Ratio

                                                  Max.
                           Period                Ratio
                        ----------------         -------
                        TTM from 3/31/97
                        to 12/31/97              2.65
                        3/31/98 to 6/30/98       2.50
                        9/30/98 to 12/31/98      2.25
                        3/30/99 to 6/30/99       2.00
                        9/30/99 and after        1.75
Minimum Interest Coverage (OCF to Interest)
                                                  Min.
                           Period                Ratio
                        ----------------         -------
                        TTM from 3/31/97
                        to 12/31/97              5.00
                        3/31/98 to 12/31/98      5.50
                        3/31/99 and after        6.00

Minimum Net Worth*

                                                  Min.
                           Period                Ratio
                        ----------------         -------
                        Close to 1/30/98         $24.0MM
                        1/31/98 to 1/30/99       $30.0MM
                        1/31/99 to 1/30/00       $36.0MM
                        1/31/00 and after        $42.0MM

                                    1